Filed Pursuant to Rule 424(b)(3)
File Number 333-126387

PROSPECTUS SUPPLEMENT NO. 2
to Prospectus declared
effective on May 2, 2006
(Registration No. 333-126387)

BERMAN CENTER, INC.

This Prospectus Supplement No. 2 supplements our Prospectus dated May 2, 2006 and Prospectus Supplement No. 1 dated July 5, 2006. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We will not receive any proceeds from the sale of the shares by the selling shareholders, except for funds received from the exercise of warrants and options held by selling shareholders, if and when exercised.

You should read this Prospectus Supplement No. 2 together with the Prospectus and Prospectus Supplement No. 1.

This Prospectus Supplement No. 2 includes the following documents, as filed by us with the Securities and Exchange Commission:

•	the attached Current Report on Form 8-K of Berman Center, Inc. filed on July 31, 2006; and

•	the attached Current Report on Form 8-K of Berman Center, Inc. filed on August 2, 2006.

Our common stock is quoted on the Electronic Quotation Services (the “Pink Sheets”) under the symbol “BRMC.PK”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is August 3, 2006

SECURITIES AND EXCHANGE COMMISSION
WASHINGTO, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 25, 2006

BERMAN CENTER, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19562	58-1865733
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 East Ontario, Suite 800, Chicago Illinois	60611
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(312) 255-8088

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 25, 2006, William McDunn, the Chief Financial Officer of Berman Center, Inc. (the “Company”), resigned from his position effective August 15, 2006. Mr. McDunn’s resignation was for personal reasons and not due to any disagreement with the Company. Carlos Bernal, 37, will replace Mr. McDunn as the Chief Financial Officer of the Company beginning on August 16, 2006. Mr. Bernal has served as the Company’s Senior Accountant since November 2005. He worked in a temporary capacity at the Company beginning June 2005 and was hired as a permanent employee in November 2005. From September 2002 to April 2005, Mr. Bernal worked as Vice President and Chief Financial Officer at the Latin American Chamber of Commerce in Chicago, Illinois. Prior to working at the Latin American Chamber of Commerce, Mr. Bernal worked as a Senior Personal Financial Analyst at Primerica, Inc. from May 2002 to September 2002. From October 2001 to April 2002, he worked as a Service Advisor at Metro Toyota, Inc. in Chicago, Illinois and from September 1999 to May 2001 he worked as Chief Financial Officer and Chief Operations Officer at LaSalle Technology, Inc. in Chicago, Illinois. Mr. Bernal received his Bachelor of Science degree in Business Accounting from the University of Phoenix and is currently pursuing his Master Degree in Accounting and Financial Management from DeVry University. Mr. Bernal is a member of the National Association of Latino Fraternal Organizations.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERMAN CENTER, INC.

Date: July 31, 2006	By:	/s/ Samuel P. Chapman
Name Samuel P. Chapman
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release

FOR IMMEDIATE RELEASE

Berman Health and Media, Inc. announces Showtime Networks series premiere, launch of Yahoo! blog, promotion of new CFO

CHICAGO - July 28, 2006 - Berman Health and Media, Inc. (BRMC.pk) management and Dr. Laura Berman proudly announce the premiere of the new Showtime Networks series entitled “Sexual Healing.” New episodes of the series premiere each Friday at 9 p.m. Central Time and replay multiple times throughout the week. Episodes are also available “on-demand” on the Comcast Cable system. Check local listings for additional show times.

Management is also pleased to announce a new Yahoo! Health blog entitled “Sex Camp,” and written by Dr. Laura Berman. The blog is available on Yahoo! as part of the company’s new line of expert blogs and is highlighted under the Sex & Intimacy tab at: http://health.yahoo.com/

Berman Health and Media, Inc. announced today the promotion of Carlos Bernal as Chief Financial Officer, replacing William McDunn effective Wednesday, August 16, 2006.

In addition, management announces the scaling back of the Sexual Health State of the Art Series continuing medical education course events co-sponsored by Northwestern University’s Feinberg School of Medicine to one annual event, based upon decreased attendance after increasing the program to three annual events.

Berman Health and Media, Inc. also announced plans to discontinue the bioidentical hormone therapy practice at the downtown Chicago Berman Center clinic and the closing of its Naperville, IL office, which principally practiced hormone therapy. All medical treatment will be referred out to a network of physicians as the clinic shifts its focus to ongoing talk therapy and individual and couples therapy retreats as highlighted by the Showtime Networks television series.

###

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21 E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "should," or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the risks outlined in our Annual Report on Form 10-K that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels or activity, performance, or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

Contact: Chuck Sanchez
(312) 316-3840, csanchez@empowerpublicrelations.com

SECURITIES AND EXCHANGE COMMISSION
WASHINGTO, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 27, 2006

BERMAN CENTER, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19562	58-1865733
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 East Ontario, Suite 800, Chicago Illinois	60611
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(312) 255-8088

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 27, 2006, Berman Center, Inc. (the “Company”) determined to discontinue the medical treatment portion of its practice, including bioidentical hormone therapy, effective immediately and to permanently close its Naperville, Illinois office, which principally practiced hormone therapy. The medical services that are being discontinued include medical treatments related to hormonal management, physical sexual functions, menopausal symptoms relief, nerve function, physical sensory impairment, and genital blood flow abnormalities.

The Company decided to discontinue the medical services portion of its business to shift the focus of its clinic to talk therapy and individual and couples therapy retreats. Future inquiries to the Company for medical treatment will be referred out to a network of physicians. For the three months ended March 31, 2006 and the years ended December 31, 2005 and 2004, the medical services that are being discontinued accounted for a majority of the Company’s clinic revenues.

In addition, the Company determined to scale back its Sexual Health State of the Art Series continuing medical education course events co-sponsored by Northwestern University’s Feinberg School of Medicine to one annual event, based upon decreased attendance after increasing the program to three events per year.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2006)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2006	BERMAN CENTER, INC.

	By:	/s/ Samuel P. Chapman
Name Samuel P. Chapman
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2006).